Exhibit 7.02

EXECUTION VERSION

PARTICIPATION AGREEMENT

This Participation Agreement, dated as of October 26, 2011 (this “Agreement”), is entered into by and among Campus Holdings Limited, a British Virgin Islands company (the “Investor”), Dr. Jin Huang (the “Co-Investor Shareholder”), Spin-Rich Ltd., a British Virgin Islands company, wholly-owned by Dr. Jin Huang (the “Co-Investor” and together with the Co-Investor Shareholder, the “Co-Investor Group”), and for purposes of Sections 10 and 12 only, The Baring Asia Private Equity Fund V, L.P. (the “Parent”).

RECITALS

A. On the terms and subject to the conditions set forth herein, the Co-Investor is willing to charge the Charged Property in favor of the Investor, and the Investor is willing to charge the Investor Charged Property in favor of the Co-Investor.

B. On the terms and subject to the conditions set forth herein, the Parent is willing to guarantee the payment of the obligations identified in the Parent Guaranty.

AGREEMENT

NOW THEREFORE, in consideration of the foregoing, and the representations, warranties, covenants and conditions set forth below, the parties hereto, intending to be legally bound, hereby agree as follows:

1. Definitions and Rules of Construction. The definitions and rules of construction set forth in Appendix A hereto apply to this Agreement.

2. Transfers, Payment and Security Release.

(a) Payment or Transfer Upon a Transfer Event. The Co-Investor Payment Amount shall be satisfied in full in accordance with the terms of this Section 2, upon the earliest to occur of the Transfer Events, at the Investor’s election, by either (i) paying the Co-Investor Shareholder that amount of cash in U.S. Dollars, as determined under the terms of Section 2(b), Section 2(c), or Section 2(d) as applicable, (ii) delivering that number of Ambow Shares to the Co-Investor Shareholder, as determined under the terms of Section 2(b), Section 2(c), or Section 2(d) as applicable, or (iii) any combination of options under clauses (i) and (ii) of this Section 2(a). With respect to a Transfer in which Ambow Shares will be delivered to the Co-Investor Shareholder, the Investor shall deliver, first, the Class A ordinary shares of Ambow held by the Investor and second, the ADS held by the Investor until the Investor shall have delivered the number of the Ambow Shares required to be delivered to the Co-Investor Shareholder in connection with the applicable Transfer Event.

(b) Payment or Transfer on the Anniversary Date. On the Anniversary Date, the Investor shall pay the Co-Investor Shareholder the Co-Investor Payment Amount by, at the Investor’s election, either (A) paying in cash the applicable Co-Investor Payment Amount determined in accordance with Schedule 1, (B) delivering a number of Ambow Shares having a Share Value equal to the applicable Co-Investor Payment Amount determined in accordance with Schedule 1 based on the VWAP for the Anniversary Date Determination Period or (C) any combination of options under clauses (A) and (B) of this Section 2(b) equal to the applicable Co-Investor Payment Amount determined in accordance with Schedule 1.

(c) Early Payment or Transfer. Within ten (10) days following an Early Payment Event, the Investor shall pay the Co-Investor Shareholder the Early Payment Amount by, at the Investor’s election, either (A) paying in cash the Early Payment Amount, (B) delivering a number of Ambow Shares having a Share Value equal to the Early Payment Amount based on the VWAP for the Early Payment Determination Period or (C) any combination of options under clauses (A) and (B) of this Section 2(c) equal to the Early Payment Amount.

(d) Payment or Transfer due to Settlement Event. Upon the occurrence of any Settlement Event and at any time thereafter during the continuance of such Settlement Event, the Investor may deliver a Notice of Settlement Event to the Co-Investor Group. If a Settlement Event has occurred and the Investors delivers a Notice of Settlement Event to the Co-Investor Group, the Investor shall pay the Co-Investor Shareholder the Co-Investor Payment Amount by, at the Investor’s election, either (A) paying in cash the applicable Co-Investor Payment Amount determined in accordance with Schedule 1, (B) delivering a number of Ambow Shares having a Share Value equal to the applicable Co-Investor Payment Amount determined in accordance with Schedule 1 based on the VWAP for the Settlement Determination Period or (C) any combination of options under clauses (A) and (B) of this Section 2(d) equal to the applicable Co-Investor Payment Amount determined in accordance with Schedule 1.

(e) Early Release.

(i) Within two (2) Business Days of January 25, 2012, (A) the Investor will release from the Share Charge and return to the Co-Investor a number of Co-Investor Shares equal to the product of (x) the quotient obtained by dividing the Unused Amount by the Investment Amount and (y) the number of Co-Investor Shares initially subject to the Share Charge and (B) the Co-Investor will release from the Investor Share Charge and return to the Investor a number of Investor Shares equal to the product of (x) the quotient obtained by dividing the Unused Amount by the Investment Amount and (y) the number of Investor Shares initially subject to the Investor Share Charge. Concurrent with the release contemplated in the immediately preceding sentence, the Investor may transfer the Unused Amount from its account at the Account Bank.

(ii) Within two (2) Business Days of an Early Release Event, the Investor will release from the Share Charge and return to the Co-Investor all of the Co-Investor Shares. The Investor will give the Co-Investor Group prompt written notice of the occurrence of an Early Release Event.

(f) Release of Security Upon a Transfer Event. Promptly following a Transfer Event and subject to the conditions set forth in the Share Charge, the Share Charge will terminate and the security constituted thereunder will be released in accordance with and subject to the respective terms set forth therein and applicable Laws.

(g) Investor Shortfall Amount. Provided that an Early Release Event has not occurred, upon the occurrence of the Transfer Event, the Co-Investor shall pay to the Investor any Investor Shortfall Amount that the Investor is entitled to receive in accordance with Schedule 1 by, at the Co-Investor’s election, either (A) paying in cash the applicable Investor Shortfall Amount, (B) delivering a number of Charged Shares having a Share Value equal to the applicable Investor Shortfall Payment Amount based on the VWAP for the relevant Determination Period or (C) any combination of options under clauses (A) and (B) of this Section 2(g) equal to the applicable Investor Shortfall Amount.

(h) Early Disposition Event. Upon the Early Disposition Event, the Investor may, but shall not be obligated to, within ten (10) Business Days of the Early Disposition Event, deliver written notice to the Co-Investor Group and the Account Bank and/or the Custodian of its intent to withdraw the Early Disposition Shares from the Custody Account and/or the Escrow Account.

3. Representations and Warranties of the Co-Investor Group. Each member of the Co-Investor Group jointly and severally represents and warrants to the Investor, except as set forth in the Disclosure Schedule, that:

(a) Due Incorporation; Capitalization. The Co-Investor is duly incorporated, validly existing and in good standing under the Laws of the British Virgin Islands and has the power and authority to own, lease and operate its properties and carry on its business as now conducted. The maximum number of authorized shares of the Co-Investor consists of 50,000 shares, one (1) of which is issued and outstanding as of the date hereof. All of the issued and outstanding shares of the Co-Investor have been duly authorized, are fully-paid and non-assessable and were issued in compliance with applicable laws of the British Virgin Islands. The Co-Investor Shareholder is the sole legal and beneficial owner of one hundred percent (100%) of the outstanding equity interests of the Co-Investor.

(b) Capacity; Authority. The Co-Investor Shareholder has the legal capacity to execute and deliver each Transaction Document to which she is a party and to perform her obligations thereunder in accordance with the applicable term thereof. The execution, delivery and performance by or on behalf of each member of the Co-Investor Group of each Transaction Document to be executed by or on behalf of each member of the Co-Investor Group and the consummation of the transactions contemplated thereby are within the power of each member of the Co-Investor Group and have been duly authorized by all necessary actions on the part of each member of the Co-Investor Group.

(c) Enforceability. Each Transaction Document executed, or to be executed, by or on behalf of each member of the Co-Investor Group has been, or will be, duly executed and delivered by or on behalf of each member of the Co-Investor Group and constitutes, or will constitute, a legal, valid and binding obligation of each member of the Co-Investor Group, enforceable against each member of the Co-Investor Group in accordance with its terms, except as limited by bankruptcy, insolvency or other Laws of general application relating to or affecting the enforcement of creditors’ rights generally and general principles of equity.

(d) Non-Contravention. The execution and delivery by or on behalf of each member of the Co-Investor Group of the Transaction Documents executed by or on behalf of each member of the Co-Investor Group and the performance and consummation of the transactions contemplated thereby do not and will not, in the case of the Co-Investor, violate its memorandum of association or articles of association or any material judgment, order, writ, decree, statute, rule or regulation applicable to it.

(e) Approvals. No consent, approval, order or authorization of, or registration, declaration or filing with, any governmental authority or other Person (including, without limitation, the shareholders of any Person) is required in connection with the execution and delivery of the Transaction Documents executed by or on behalf of each member of the Co-Investor Group and the performance and consummation of the transactions contemplated thereby, other than (i) any filings, annotations or registrations provided for in the Share Charge with respect to perfection or protection of the Investor’s security interest or otherwise as set forth therein and any filings or approvals required in connection with the disposition of the collateral set forth therein, (ii) such as have been obtained and remain in full force and effect and (iii) such qualifications or filings under applicable securities Laws as may be required in connection with the transactions contemplated by the Transaction Documents.

(f) Co-Investor Shares. Except as set forth in the Transaction Documents, the Co-Investor Shares are owned by the Co-Investor immediately prior to the Closing free and clear of all Liens, and the Co-Investor has not optioned or otherwise agreed to sell, grant any interest in, hypothecate, charge, or otherwise encumber or dispose of the Co-Investor Shares. Immediately following the Closing, the Co-Investor Shares will be owned by the Co-Investor free and clear of all Liens other than Liens created under the Transaction Documents.

(g) Proceeding; Litigation. (i) No member of the Co-Investor Group has been (A) convicted in a criminal proceeding or named as a subject of a pending criminal proceeding (excluding traffic violations and other minor offenses) or (B) found by a court of competent jurisdiction in a civil action or by any relevant regulatory organization to have violated any applicable securities, commodities, intellectual property rights or unfair trade practices law, law imposing a fiduciary duty or other law, which such judgment or finding has not been subsequently reversed, suspended, or vacated and (ii) no actions (including derivative actions), suits, proceedings or investigations are pending or, to the knowledge of the Co-Investor Group, threatened in writing against any member of the Co-Investor Group at Law or in equity in any court or before any other governmental authority.

(h) The Share Charge. The Share Charge, when executed and delivered by the parties thereof will create a valid first fixed charge in favor of the Investor as chargee in the Charged Property.

4. Representations and Warranties of the Investor. The Investor represents and warrants to the Co-Investor Group as follows:

(a) Due Incorporation; Capitalization. The Investor is duly incorporated, validly existing and in good standing under the Laws of the British Virgin Islands and has the power and authority to own, lease and operate its properties and carry on its business as now conducted. The maximum number of authorized shares of the Investor consists of 50,000 ordinary shares, 10,000 of which are issued and outstanding as of the date hereof. All of the outstanding ordinary shares of the Investor have been duly authorized, are fully-paid and non-assessable and were issued in compliance with applicable laws of the British Virgin Islands. Baring Asia Private Equity Fund V L.P. and Baring Asia Private Equity Fund V are the sole legal and beneficial owners of one hundred percent (100%) of the equity interests of the Investor.

(b) Binding Obligation. The Investor has full legal capacity, power and authority to execute and deliver this Agreement and to perform its obligations hereunder. This Agreement and the Transaction Documents, executed or to be executed, by the Investor, constitute or will constitute valid and binding obligations of the Investor, enforceable in accordance with their terms and conditions, except as limited by bankruptcy, insolvency or other Laws of general application relating to or affecting the enforcement of creditors’ rights generally and general principles of equity.

(c) Non-Contravention. The execution and delivery by the Investor of the Transaction Documents executed by it and the performance and consummation of the transactions contemplated thereby do not and will not violate the Investor’s memorandum of association or articles of association or any material judgment, order, writ, decree, statute, rule or regulation applicable to it.

(d) Approvals. No consent, approval, order or authorization of, or registration, declaration or filing with, any governmental authority or other Person (including, without limitation, the shareholders of any Person) is required in connection with the execution and delivery of the Transaction Documents executed by the Investor and the performance and consummation of the transactions contemplated thereby, other than (i) any filings, annotations or registrations provided for in the Investor Share Charge with respect to perfection or protection of the Co-Investor’s security interest or otherwise as set forth therein and any filings or approvals required in connection with the disposition of the collateral set forth therein and (ii) such as have been obtained and remain in full force and effect.

(e) Financial Resources. Prior to the Closing, the Investor has not less than $50,000,000 in readily accessible cash in its bank account with the Account Bank. The Investor has unrestricted access to sufficient financial resources to perform its obligations under the Transaction Documents.

(f) The Investor Share Charge. The Investor Share Charge, when executed and delivered by the parties thereof will create a valid first fixed charge in favor of the Co-Investor as chargee in the Investor Charged Property.

5. Covenants of the Investor. Until the Transfer:

(a) Restrictions Related to Short Sales. The Investor shall and shall cause its Affiliates and anyone acting at the direction of or in concert with the Investor or its Affiliates to not make any Short Sale or enter into any swap or other derivatives transaction or futures transaction that have effects, economic or otherwise, or risks of ownership similar to a Short Sale or publicly disclose the intention to do any of the foregoing. The Investor shall be responsible for any actions taken by an Affiliate in contravention of this Section 5(a).

(b) Restrictions on Other Dispositions During a Determination Period. Notwithstanding anything to the contrary contained herein, without the prior written consent of the Co-Investor Group, during the Determination Period relating to the Anniversary Date, the Investor will not, and will cause its Affiliates to not, directly or indirectly, (i) acquire any Ambow Shares in the public market or otherwise (or enter into any transaction or device that is designed to, or reasonably would be expected to, result in the acquisition by any Person at any time in the future of any Ambow Shares), (ii) offer for sale, sell, pledge, or otherwise dispose of (or enter into any transaction or device that is designed to, or reasonably would be expected to, result in the disposition by any person at any time in the future of) any of the Ambow Shares or other securities received by it as a result of a dividend or other distribution on the Ambow Shares or securities convertible into or exercisable or exchangeable for Ambow Shares, (iii) enter into any swap or other derivatives transaction or futures transaction that transfers to it or another, in whole or in part, any of the economic benefits or risks of ownership of the Ambow Shares or other securities received by it as a result of a dividend or other distribution on the Ambow Shares, whether any such transaction described in clause (ii) or (iii) above is to be settled by delivery of Ambow Shares, other securities, in cash or otherwise, or (iv) publicly disclose the intention to do any of the foregoing; provided, however, that nothing herein shall preclude the Investor from taking any action contemplated under and pursuant to the Registration Rights Agreement. The Investor shall be responsible for any actions taken by an Affiliate in contravention of this Section 5(b).

(c) Use of the Investment Amount. The Investment Amount shall not be used for any purpose other than (i) to purchase Ambow Shares from the shareholders of Ambow and (ii) to pay the costs and expenses incurred in the ordinary course of business consistent with the description of the Investor’s business in Section 5(d) incidental or related to the purchase of such Ambow Shares. For the avoidance of doubt, this Section 5(c) shall not be construed to preclude the Investor from transferring the Unused Amount in accordance with the terms of Section 2(e)(i).

(d) Investor Business. Without the prior written consent of the Co-Investor, the Investor shall not engage in any activity or conduct any operation other than (i) acquiring or holding the Ambow Shares and exercising the rights and engaging in activities incidental thereto, (ii) acquiring or owning any property other than cash and cash equivalents, the Ambow Shares, the Co-Investor Shares and property incidental thereto or acquired on a dividend or distribution thereon, and (iii) exercising its rights and fulfilling its obligations under the Transaction Documents.

(e) Liabilities; Investor Disposition. The Investor shall not (A) incur any obligations or liability for borrowed money, or (B) directly or indirectly engage in an Investor Disposition other than as permitted by the Transaction Documents. Notwithstanding anything in the immediately preceding sentence to the contrary, the Investor may sell or transfer some or all of the Early Disposition Shares.

(f) Negative Pledge; Asset Transfer. The Investor shall not (i) create any Lien on or in respect of any part of the Investor Charged Property (other than those created by the Investor Share Charge), or (ii) sell, assign, transfer or otherwise dispose of any of its interest in the Investor Charged Property, or (iii) transfer cash from its cash account other than transfer of the Unused Amount in accordance with the terms of Section 2(e)(i).

(g) Compliance with Laws. The Investor acknowledges that the purchase and sale by the Investor of any Ambow Shares may be subject to U.S. securities Laws. The Investor will use all reasonable efforts to comply with (i) all Laws applicable to it, including (A) Laws prohibiting the purchase and sale of securities on the basis of material, non-public information and (B) requirements of Rule 10b-18 (with respect to purchases of ADSs made in market transactions) and Section 13(d) under the Exchange Act, and (ii) Ambow’s insider trading compliance policy, subject to the receipt of a waiver or other exception therefrom; provided that, in no event shall the Investor be in breach of this Section 5(g) resulting from any act or omission of the Trading Agent in violation of the Trading Guidelines.

(h) Indemnification. The Investor agrees to indemnify and hold harmless the Co-Investor Indemnified Parties against all Losses incurred or sustained by the Co-Investor Indemnified Parties, or any of them, directly or indirectly, as a result of a material breach of the Investor’s representations, warranties or covenants contained in this Agreement or the other Transaction Documents; provided that no claim shall be made by the Co-Investor under this clause (g) until the aggregate amount of such Losses exceeds US$250,000; provided further that the aggregate amount of the Investor’s obligations for Losses shall not exceed the Net Investment Amount. The Co-Investor Indemnified Parties’ sole recourse for any Losses shall be limited to recourse against the Investor Charged Property (and the proceeds thereof) then subject to the Investor Share Charge and, subject to Section 10, not to any other assets of the Investor, the Parent or any other Person. The assets held by the Investor shall be valued in a manner consistent with the way the assets of the Investor are valued for all other purposes under the Transaction Documents, with a Determination Period for the purposes of this clause (g) being the ten (10) trading days ending on the trading day immediately prior to the earlier of the date that the Investor approves the claim, or the date that the claim is determined to be payable pursuant to Section 12(b). The rights granted under this clause (g) shall be the Co-Investor Indemnified Parties’ sole recourse against the Investor to satisfy Losses.

(i) Financial Resources. The Investor will maintain unrestricted access to sufficient financial resources to perform its obligations under the Transaction Documents. Prior to January 25, 2012, the Investor will not withdraw any assets from its account with the Account Bank other than in accordance with Section 5(c) and Section 7(b).

(j) Opening of Accounts.

(i) Custody Account. Promptly after October 26, 2011, the Investor shall open the Custody Account with the Custodian. The Investor will place the Charged Property and all other Ambow Shares (other than Ambow Shares in the form of ADS) acquired by the Investor in the Custody Account by delivering, (A) with respect to the Charged Property, the documents received from the Co-Investor under

Clause 4.2 of the Share Charge, (B) with respect to the Investor Charged Property, the documents required to be delivered by the Co-Investor under Clause 4.2 of the Investor Share Charge and (C) with respect to all other Ambow Shares acquired by the Investor (other than Ambow Shares in the form of ADS), all share certificates representing such Ambow Shares. None of the Charged Property nor the Investor Charged Property shall be removed from the Custody Account by the Investor except in accordance with the express terms and conditions of the Custody Account Instruction Letters.

(ii) Escrow Account. Promptly following the Closing, the Investor will open the Escrow Account. The Investor will place all ADS purchased by it in the Escrow Account and no ADS placed in the Escrow Account shall be removed from the Escrow Account by the Investor except in accordance with the express terms and conditions of the Escrow Agreement. The Escrow Agreement will contain provisions, to the extent relating to the withdrawal and release of ADS from the Escrow Account, substantially identical in form and substance to the applicable terms and conditions of the Custody Account Instruction Letters, except to the extent mutually agreed in writing by the Investor and the Co-Investor Group.

(k) No Employees. The Investor will not have any employees and to the extent any of its officers may be deemed an employee by operation of Law, such officer shall only have nominal salary or other compensation.

6. Covenants of the Co-Investor Group. Until the Transfer:

(a) Restrictions on Transfers of Ambow Shares. Without the prior written consent of the Investor, the Co-Investor Group and any Permitted Transferee will not, directly or indirectly, (i) offer for sale, sell, pledge, or otherwise dispose of (or enter into any transaction or device that is designed to, or reasonably would be expected to, result in the disposition by any Person at any time in the future of), or (ii) enter into any swap or other derivatives transaction or futures transaction that transfers to another, in whole or in part, any of the economic benefits or risks of ownership of, (A) more than 50% of the Ambow Shares owned directly or indirectly by the Co-Investor Group (not including the Co-Investor Shares) and the other securities received by the Co-Investor Group as a result of a dividend or other distribution on the Ambow Shares (not including the Co-Investor Shares) owned by the Co-Investor Group immediately following the Closing, other than a Permitted Transfer (provided that the Co-Investor Group be responsible for any actions taken by a Permitted Transferee in contravention of this Section 6(a)), or (B) any of the Co-Investor Shares or other securities received by the Co-Investor Group as a result of a dividend or other distribution on the Co-Investor Shares, whether any such transaction described above is to be settled by delivery of Ambow Shares, other securities, in cash or otherwise. Without the prior consent of the Investor, the Co-Investor Group shall not publicly disclose the intention to do any of the foregoing. Notwithstanding anything to the contrary contained in this paragraph, nothing herein shall preclude the Co-Investor Group from taking any action contemplated under and pursuant to the Registration Rights Agreement.

(b) Restrictions Related to Short Sales. The Co-Investor Group shall not and shall cause its Permitted Transferees and anyone acting at the direction of or in concert with the Co-Investor Group or its Permitted Transferees not to make any Short Sale or enter into any swap or other derivatives transaction or futures transaction that have effects, economic or otherwise, or risks of ownership similar to a Short Sale or publicly disclose the intention to do any of the foregoing. The Co-Investor Group shall be responsible for any actions taken by a Permitted Transferee in contravention of this Section 6(b).

(c) Restrictions on Trading During a Determination Period. Without the prior written consent of the Investor, during the Determination Period relating to the Anniversary Date, each member of the Co-Investor Group and their Permitted Transferees will not, directly or indirectly, (i) acquire any Ambow Shares in the public market or otherwise (or enter into any transaction or device that is designed to, or reasonably would be expected to, result in the acquisition by any Person at any time in the future of any Ambow Shares), (ii) offer for sale, sell, pledge, or otherwise dispose of (or enter into any transaction or device that is designed to, or reasonably would be expected to, result in the disposition by any person at any time in the future of) any of the Ambow Shares or other securities received by it as a result of a dividend or other distribution on the Ambow Shares or securities convertible into or exercisable or exchangeable for Ambow Shares, (iii) enter into any swap or other derivatives transaction or futures transaction that transfers to it or another, in whole or in part, any of the economic benefits or risks of ownership of the Ambow Shares or other securities received by it as a result of a dividend or other distribution on the Ambow Shares, whether any such transaction described in clause (ii) or (iii) above is to be settled by delivery of Ambow Shares, other securities, in cash or otherwise, or (iv) publicly disclose the intention to do any of the foregoing; provided, however, that nothing herein shall preclude the Co-Investor Group from taking any action contemplated under and pursuant to the Registration Rights Agreement. The Co-Investor Group shall be responsible for any actions taken by their Permitted Transferees in contravention of this Section 6(c).

(d) Compliance with Laws. Each member of the Co-Investor Group acknowledges that the purchase and sale by the Investor of any Ambow Shares may be subject to U.S. securities Laws and regulations. Each member of the Co-Investor Group will use all reasonable efforts to comply with (i) all Laws applicable to such member of the Co-Investor Group in connection with the purchases, and if applicable, sales, of Ambow Shares to be made by the Investor as contemplated by the Transaction Documents including (A) Laws prohibiting the purchase and sale of securities on the basis of material, non-public information, (B) requirements of Section 13(d) and Rule 10b-18 under the Exchange Act (with respect to purchases of ADSs made in market transactions) and (C) in the case of Dr. Jin Huang, Laws applicable to the discharge of her fiduciary duties as a director on the Board and as the chief executive officer of Ambow, and (ii) Ambow’s insider trading compliance policy, subject to the receipt of a waiver or other exception therefrom.

(e) Indemnification. The Co-Investor agrees to indemnify and hold harmless the Investor Indemnified Parties against all Losses incurred or sustained by the Investor Indemnified Parties, or any of them, directly or indirectly, as a result of a material breach of the Co-Investor’s representations, warranties or covenants contained in this Agreement or the other Transaction Documents; provided that no claim shall be made by the Investor under this clause (e) until the aggregate amount of such Losses exceeds US$250,000; provided further that the aggregate amount of the Co-Investor’s obligations for Losses shall not exceed the Net Investment Amount. The Investor Indemnified Parties’ sole recourse for any Losses shall be limited to recourse against the Charged Property (and the proceeds thereof) then subject to the Share Charge and not to any other assets of the Co-Investor Group or any other Person. The Charged Property shall be valued in a manner consistent with the way the assets of the Investor are valued for all purposes under the Transaction Documents, with a Determination Period for the purposes of this clause (e) being the ten (10) trading days ending on the trading day immediately prior to the earlier of the date that the Co-Investor approves the claim, or the date that the claim is determined to be payable pursuant to Section 12(b). The rights granted under this clause (e) and under the Security Documents shall be the Indemnified Parties’ sole recourse against the Investor and the Co-Investor Group to satisfy Losses.

(f) No Employees. The Co-Investor will not have any employees and to the extent any of its officers may be deemed an employee by operation of Law, such officer shall only have nominal salary or other compensation.

(g) Co-Investor Business. Without the prior written consent of the Investor, the Co-Investor shall not engage in any activity or conduct any operation other than (i) acquiring or holding Ambow Shares and exercising the rights and engaging in activities incidental thereto, (ii) acquiring or owning any property other than cash and cash equivalents, the Ambow Shares, the Investor Shares and property incidental thereto or acquired on a dividend or distribution thereon, and (iii) exercising its rights and fulfilling its obligations under the Transaction Documents.

(h) Liabilities; Negative Pledge. The Co-Investor shall not incur any obligations or liability for borrowed money and shall not create any Lien (other than those created by the Share Charge) on or in respect of any part of the Co-Investor Charged Property.

7. Additional Covenants.

(a) Further Assurances. Each of the parties hereto shall use all reasonable efforts to take promptly, or cause to be taken promptly, all actions, and to do promptly, or cause to be done promptly, all things necessary, proper or advisable under applicable Laws to consummate and make effective the transactions contemplated by this Agreement (including the Trading and Security Rules), to cause all conditions to the obligations of the other parties hereto to cause the Closing to occur, to obtain all necessary waivers, consents, approvals and other documents required to be delivered hereunder and to effect all necessary registrations and filings and to remove any injunctions or other impediments or delays, legal or otherwise, in order to consummate and make effective the transactions contemplated by this Agreement for the purpose of securing to the parties hereto the benefits contemplated by this Agreement. Without limiting the generality of the foregoing, the Investor and the Co-Investor Group agree to use reasonable efforts to make any filings, annotations or registrations provided for in the Share Charge and the Investor Share Charge within ten (10) Business Days of, (i) in the case of the Share Charge, the Closing and (ii) in the case of the Investor Share Charge, the date on which the relevant Investor Charged Shares are purchased by the Investor.

(b) Trading and Security Administration. Each of the parties hereto agrees to comply with the following Trading and Security Rules as applicable to such party with respect to the purchase of Ambow Shares contemplated hereby:

(i) Within one (1) Business Day after notice of a request for withdrawal from the Co-Investor, the Investor will:

(A) pay the purchase price for ADS on agreed terms for an agreed period of time;

(B) pay the purchase price for Ambow Shares (other than ADS) acquired in private transactions, on presentation of an executed purchase and sale agreement in form and substance reasonably acceptable to the Investor; and

(ii) The Investor shall not purchase ADS or Ambow Shares not in ADS form if, after giving effect to such proposed purchase, the Average Acquisition Price of all Ambow Shares held by the Investor would exceed an amount agreed by the parties on or before the date of the proposed purchase.

8. Conditions Precedent to Closing of the Investor. The Investor’s obligations to fund the first acquisition by the Investor of any Ambow Shares in accordance with Trading and Security Rules are subject to the fulfillment, on or prior to the Closing Date, of all of the following conditions, any of which may be waived in whole or in part by the Investor:

(a) Representations and Warranties. The representations and warranties made by the Co-Investor Group in Section 3 hereof shall have been true and correct when made, and shall be true and correct on the Closing Date as if made on the Closing Date.

(b) Performance of Obligations. The Co-Investor Group shall have performed and complied in all material respects with all agreements, obligations and conditions contained in this Agreement that are required or contemplated to be performed or complied with by the Co-Investor Group on or before the Closing.

(c) Legal Requirements. At the Closing, there shall be no applicable Law in effect prohibiting the consummation of the transactions contemplated by the Transaction Documents.

(d) Transaction Documents. (i) Each of the Transaction Documents shall have been duly executed and delivered by the parties thereto (other than the Investor) to the Investor and shall be in full force and effect as of the Closing Date and (ii) all of the documents required to be delivered by the Co-Investor under Clause 4.2 of the Share Charge (other than pursuant to Clause 4.2(d) thereof) and a written confirmation or other documents evidencing, to the reasonable satisfaction of the Investor, the filing of the registration required by Clause 8.3 of the Share Charge shall have been delivered to the Investor or the Custodian, as appropriate.

(e) Legal Opinions. The Co-Investor Group shall have caused to be delivered to the Investor legal opinions of (i) Pun and Associates, Hong Kong counsel to the Co-Investor Group and (ii) Maples and Calder, British Virgin Islands counsel to the Co-Investor Group, addressed to the Investor substantially in the forms mutually agreed to by the parties.

(f) Process Agent. The Investor shall have received satisfactory evidence that each member of the Co-Investor Group has irrevocably appointed Ambow Education (Hong Kong) Limited as its agent for service of process in relation to any proceedings before the Hong Kong courts in connection with the Share Charge and Ambow Education (Hong Kong) Limited has accepted such appointment.

9. Conditions to Obligations of the Co-Investor. The Co-Investor’s obligation to charge the Charged Property under the Share Charge is subject to the fulfillment, on or prior to the Closing Date, of the following conditions, any of which may be waived in whole or in part by the members of the Co-Investor Group:

(a) Representations and Warranties. The representations and warranties made by the Investor in Section 4 hereof shall be true and correct when made, and shall be true and correct on the Closing Date, as if made on the Closing Date.

(b) Performance of Obligations. The Investor shall have performed and complied in all material respects with all agreements, obligations and conditions contained in this Agreement that are required or contemplated to be performed or complied with by it on or before the Closing.

(c) Legal Requirements. At the Closing, there shall be no applicable Law in effect prohibiting the consummation of the transactions contemplated by the Transaction Documents.

(d) Legal Opinions. The Investor shall have caused to be delivered to the Co-Investor Group legal opinions of (i) Milbank, Tweed, Hadley & McCloy, Hong Kong counsel to the Investor and (ii) Conyers Dill & Pearman, British Virgin Islands counsel to the Investor, addressed to the Co-Investor Group substantially in the forms mutually agreed to by the parties.

(e) Transaction Documents. Each of the Transaction Documents shall have been duly executed and delivered by the parties thereto (other than the members of the Co-Investor Group) to the members of the Co-Investor Group and shall be in full force and effect as of the Closing Date.

10. Parent Guaranty. Parent hereby guarantees the compliance by the Investor of the Investor’s covenants in Section 5(f). Parent shall not, and shall cause its Affiliates (other than the Investor) not to, (i) acquire any Ambow Shares or enter into any swap or other derivatives transaction or futures transaction that have effects, economic or otherwise, or risks of ownership similar to acquisition prior to January 25, 2012 or (ii) sell or transfer any Ambow Shares or enter into any swap or other derivatives transaction or futures transaction that have effects, economic or otherwise, or risks of ownership similar to a sale or transfer prior to the release of the Co-Investor Shares from the Share Charge to the Co-Investor in connection with an Early Release Event or a Transfer Event.

11. Termination.

(a) Termination. This Agreement may be terminated prior to the Closing:

(i) Mutual Agreement. By mutual written agreement of the Investor, each member of the Co-Investor Group and the Parent.

(ii) Deadline. By any party by providing a Notice of Termination to each of the other parties, if the Closing shall not have occurred on or prior to October 31, 2011; provided, however, that the right to terminate this Agreement under this Section 11(a)(ii) shall not be available to any party whose action or failure to act has been a principal cause of or resulted in the failure of the Closing to occur on or before such date and such action or failure to act constitutes breach of this Agreement.

(iii) Co-Investor Shareholder. By the Co-Investor Shareholder on or prior to the earlier of (A) the Closing Date or (B) October 31, 2011 by providing a Notice of Termination to the Investor.

(b) Actions Relating to Termination. Upon mutual agreement to terminate or upon the delivery of a Notice of Termination in accordance with Section 11(a), the parties hereto shall promptly take all necessary actions to effect the following:

(i) the termination of the Share Charge and the release of the security constituted by the Share Charge over the Charged Property and the release to the Co-Investor of any title documents relating to the Charged Shares delivered to the Custody Account; and

(ii) the termination of the Investor Share Charge and the release of the security constituted by the Investor Share Charge over the Investor Charged Property and the release to the Investor of any title documents relating to the Investor Charged Shares delivered to the Custody Account.

(c) Effect of Termination. Upon termination of the Share Charge and the Investor Share Charge and the related matters described in Section 11(b), this Agreement and each of the other Transaction Documents, and the rights and obligations of each of the parties hereunder or thereunder, shall be terminated with no further force or effect with respect to any of the parties hereto or thereto.

12. Miscellaneous.

(a) Waivers and Amendments. Any provision of this Agreement may be amended, waived or modified only upon the written consent of the Investor and the members of the Co-Investor Group.

(b) Governing Law and Dispute Resolution. This Agreement shall be governed in all respects by the Laws of Hong Kong, without reference to any conflicts of Law provisions.

(i) Any Dispute shall be resolved through consultation between the parties thereto. Such consultation shall begin immediately after one party to the Dispute has delivered to the other party to the Dispute a Request for Consultation. If the Dispute cannot be resolved within thirty (30) days following the date on which the Request for Consultation is delivered, any party to such Dispute may apply for the Dispute to be settled by arbitration.

(ii) The Dispute shall be submitted to the HKIAC and resolved in accordance with the Arbitration Rules of HKIAC in force at the relevant time and as may be amended by the rest of this Section 12(b). The place of arbitration shall be Hong Kong. The official language of the arbitration shall be English and the tribunal shall consist of one arbitrator to be appointed by HKIAC. The sole arbitrator appointed by HKIAC shall have experience in handling cross-border financing disputes. In the course of arbitration, all the parties shall continue to implement the terms of this Agreement and the other Transaction Documents, except for those matters subject to arbitration. The award of the arbitration tribunal shall be final and binding upon the disputing parties from the day it is made, and any party to the award may apply to a court of competent jurisdiction for enforcement of such award.

(iii) Notwithstanding the above, the parties hereby consent to and agree that, in addition to any recourse to arbitration as set out above, any party may, to the extent permitted under the Laws of the jurisdiction in question where application is made, seek an interim injunction from a court or other authority with competent jurisdiction and, notwithstanding that this Agreement is governed by the Laws of Hong Kong, a court or authority hearing an application for injunctive relief may apply the procedural Law of the jurisdiction where the court or other authority is located in determining whether to grant the injunction. For the avoidance of doubt, this Section 12(b)(iii) is only applicable to the seeking of interim injunctions and does not restrict the application of Section 12(b)(ii) in any way.

(c) Survival. The representations and warranties made hereunder shall terminate upon the earlier to occur of the termination of this Agreement pursuant to Section 11 and a Transfer, or if a Transfer does not occur hereunder, upon a Transfer Event. The covenants and other agreements made herein shall terminate upon a termination of this Agreement pursuant to Section 11. If this Agreement is not terminated pursuant to Section 11, the covenants and other agreements made herein shall be enforceable against the parties for six (6) months after a Transfer, or if a Transfer does not occur hereunder, six (6) months after a Transfer Event.

(d) Assignment. The rights, interests or obligations hereunder may not be assigned, by operation of Law or otherwise, in whole or in part, (i) by the Co-Investor Group without the prior written consent of the Investor, or (ii) by the Investor or the Parent without the prior written consent of the Co-Investor Group; provided, however, that the Investor may assign its rights under this Agreement in whole and not in part to a Permitted Transferee upon prior written notice to the Co-Investor Group provided that upon such assignment, the Permitted Transferee makes the representations and warranties of the Investor provided in Section 4 and no assignment of this Agreement will relieve the Investor of any obligations under the other Transaction Documents to the extent not performed in full by the Permitted Transferee or under Section 6. Subject to the restrictions on assignment in the immediately preceding sentence, the rights and obligations of the Parent, the Investor and the Co-Investor Group shall be binding upon and benefit the successors, assigns, heirs, administrators and transferees of the parties.

(e) Entire Agreement. This Agreement together with the other Transaction Documents constitute and contain the entire agreement among the Parent, the Co-Investor Group and the Investor and supersede any and all prior agreements, negotiations, correspondence, understandings and communications among the parties, whether written or oral, respecting the subject matter hereof.

(f) Notices. All notices, requests, demands, consents, instructions or other communications required or permitted hereunder shall be in writing and be faxed, mailed or delivered to each party as follows: (i) if to the Investor, at to Rajindar Singh at 112 Robinson Road #11-03, 069802 Singapore, Phone: +65 6593 3710, Fax: +65 6593 3711, or at such other address or facsimile number as the Investor shall have furnished to the parties in writing, (ii) if to the Co-Investor Group, to Dr. Jin Huang, at c/o PacGate Law Group, Office Tower A4201, Fortune Plaza, 7 Dongsanhuan Zhong Road, Chaoyang District, Beijing, China, 100020, Facsimile no.: +86 (10) 6530 9980, or at such other address or facsimile number as the Co-Investor Group shall have furnished to the parties in writing, and (iii) if to the Parent, at to Rajindar Singh at 112 Robinson Road #11-03, 069802 Singapore, Phone: +65 6593 3710, Fax: +65 6593 3711, or at such other address or facsimile number as the Parent shall have furnished to the parties in writing. All such notices and communications will be deemed effectively given on the earlier of (A) when received, (B) when delivered personally, (C) one business day after being delivered by facsimile (with receipt of appropriate confirmation), or (D) one business day after being deposited with an overnight courier service of recognized standing.

(g) Expenses. Each party shall bear its own fees and expenses in connection with the preparation, execution and delivery of this Agreement and the other Transaction Documents.

(h) Severability of this Agreement. If any provision of this Agreement shall be judicially determined to be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

(i) Counterparts. This Agreement may be executed in one or more counterparts, each of which will be deemed an original, but all of which together will constitute one and the same agreement. Facsimile copies of signed signature pages will be deemed binding originals.

(j) Execution as a Deed. Notwithstanding anything to the contrary, the Parent has entered into this Agreement as a deed and the Parent shall be bound as such, irrespective of whether the actual execution by the Parent is under seal or under hand.

(Signature Page Follows)

The parties have caused this Participation Agreement to be duly executed and delivered by their proper and duly authorized officers as of the date and year first written above.

INVESTOR:

CAMPUS HOLDINGS LIMITED

By:	/s/ Rajindar Singh
Name:	Rajindar Singh
Title:	Director

SIGNATURE PAGE TO

PARTICIPATION AGREEMENT

The parties have caused this Participation Agreement to be duly executed and delivered by their proper and duly authorized officers as of the date and year first written above.

CO-INVESTOR GROUP:

SPIN-RICH LTD.

By:	/s/ Jin Huang
Name:	Jin Huang
Title:	Director

JIN HUANG

/s/ Jin Huang

SIGNATURE PAGE TO PARTICIPATION AGREEMENT

The Baring Asia Private Equity V, L.P. has entered into and executed this Participation Agreement as a deed as of the date and year first above written.

Signed, Sealed and delivered

For and on behalf of

The Baring Asia Private Equity Fund V, L.P.

Acting by its general partner

Baring Private Equity Asia GP V, L.P.

In turn acting by its general partner

Baring Private Equity Asia GP V, Limited

By:
Name:
Title:	Director

Signature Page to Participation Agreement

Schedule 1

DISTRIBUTION MECHANISM

Upon the occurrence of the Transfer Event, if the Net Investment Multiple is less than 1.4, the Investor shall be entitled to receive an amount equal to the Investor Shortfall Amount.

Upon the occurrence of the Transfer Event (other than the Early Payment Event), the Co-Investor shall be entitled to receive the following Co-Investor Payment Amount:

(a) If the Net Investment Multiple is 1.4 or greater, then the Co-Investor shall be entitled to receive:

(i) 10% of the portion of the Portfolio Value which is equal to or greater than 1.4 multiplied by the Net Investment Amount and less than 2.0 multiplied by the Net Investment Amount; plus

(ii) 15% of the portion of the Portfolio Value which is equal to or greater than 2.0 multiplied by the Net Investment Amount and less than 2.5 multiplied by the Net Investment Amount; plus

(iii) 20% of the portion of the Portfolio Value which is equal to or greater than 2.5 multiplied by the Net Investment Amount and less than 3.0 multiplied by the Net Investment Amount; plus

(iv) 25% of the portion of the Portfolio Value which is equal to or greater than 3.0 multiplied by the Net Investment Amount and less than 3.5 multiplied by the Net Investment Amount; plus

(v) 30% of the portion of the Portfolio Value which is equal to or greater than 3.5 multiplied by the Net Investment Amount and less than 4.0 multiplied by the Net Investment Amount.

Each of the terms “Net Investment Multiple”, “Net Investment Amount”, “Portfolio Value” and “Share Value” used herein shall be determined as of the Settlement Date or the Anniversary Date, as the case may be.

Exhibit A

SHARE CHARGE

Exhibit B

REGISTRATION RIGHTS AGREEMENT

Exhibit C

INVESTOR SHARE CHARGE

Disclosure Schedule

This Disclosure Schedule includes brief descriptions or summaries of certain complaints, actions and instruments, copies of which are available upon reasonable request. Such descriptions do not purport to be comprehensive, and are qualified in their entirety by reference to the text of the documents described. Disclosures made hereunder qualify any other representation or warranty made by the Co-Investor Group in Section 3 of the Participation Agreement to the extent that it is reasonably apparent from the text of the disclosure itself that such disclosure also applies to another representation.

Mintel Litigation

In March 2011, Mintel Learning Technology, Inc. (“Mintel”) filed a complaint against Ambow Education Holding Ltd. (“Ambow”) and Ambow’s President and CEO, Dr. Jin Huang, in U.S. District Court for the Northern District of California, alleging a claim of trade secret misappropriation. The complaint seeks injunctive relief and unspecified damages. On July 1, 2011, Mintel filed a motion requesting permission from the Court to serve Dr. Huang through the Ambow’s registered office address in the Cayman Islands. Ambow opposed Mintel’s motion and filed a motion to dismiss for insufficient service of process on Ambow. On October 5, 2011, the Court took both motions under submission. On October 6, 2011, the Court issued an order for Mintel to show cause why the case should not be dismissed for lack of subject matter jurisdiction, or alternatively for Mintel to amend its complaint. Mintel responded to the Court’s order on October 20, 2011.